FIDELITY CONCORD STREET TRUST

(the "Trust")

RECONVENED SPECIAL MEETING OF SHAREHOLDERS

September 30, 1999

 Pursuant to notice duly given, a Special Meeting of Shareholders of

FIDELITY CONCORD STREET TRUST

Spartan U.S. Equity Index Fund

(the "Fund")

was held on September 30, 1999 at 9:00 a.m. at the principal office of the Trust, 82 Devonshire Street, Boston, Massachusetts.

 Mr. Rich Silver acted as Chairman in the absence of Mr. Edward C. Johnson 3d and Ms. Meg DiDonna, Senior Legal Counsel, acting as Secretary Pro Tempore, recorded the minutes. Ms. DiDonna and Mr. Eric Roiter, General Counsel of FMR, were appointed to act as proxy agents for all shareholders who had properly returned their proxy cards.

 Mr. Silver noted that the Trust has shareholder voting rights based on the proportionate value of a shareholder's investment.
Accordingly, each shareholder is entitled to one vote for each dollar of net asset value held on the record date for the meeting.

 Mr. Silver stated that a special meeting of the shareholders of the Funds in Fidelity Concord Street Trust was held on September 15, 1999; however, in order to afford additional time to solicit further shareholder votes and attain quorum, Spartan U.S. Equity Index Fund's meeting was adjourned until today. He stated that all proposals for the other funds in Fidelity Concord Street Trust were approved by shareholders at the September 15, 1999 meeting.

 Ms. DiDonna reported that proxies representing at least 50.001% of the outstanding voting securities of Spartan U.S. Equity Index Fund have been received. Mr. Silver announced that a quorum was present and called the meeting of the shareholders of the Funds to order.

 Mr. Silver stated that the Secretary had presented him with the following documents relating to the meeting:

 Notice of Meeting dated July 19, 1999

 Proxy Statement dated July 19, 1999

 Form of Proxy

Affidavit attesting to the mailing of these documents to the record shareholders entitled to vote at this meeting

 He indicated that a list of shareholders entitled to vote at this meeting would be made available for viewing upon request.

 Mr. Silver recommended that the reading of the Notices of Meeting be waived. There was no objection to the recommendation.

 Mr. Silver stated that the first item of business as stated in the Notice of Meeting and described in proposal 1(a) in the Proxy Statement was to approve an interim sub-advisory agreement for Spartan U.S. Equity Index Fund among Bankers Trust Company, FMR, and the Trust, on behalf of the Fund, that is, other than the commencement and termination dates, identical to the old sub-advisory agreement.

 Ms. DiDonna reported that the proposal to approve an interim sub-advisory agreement with Bankers Trust Company for the Fund, as set forth in proposal 1(a) in the Proxy Statement, received
7,963,698,466.64 affirmative votes of Spartan U.S. Equity Index Fund, or 84.031% of the votes cast at the meeting. Whereupon, it was

VOTED: That an interim sub-advisory agreement among Bankers Trust
Company, FMR, and the Trust on behalf of Spartan U.S. Equity Index Fund be, and it hereby is, approved, as set forth in proposal 1(a) in the Proxy Statement dated July 19, 1999.

 Mr. Silver stated that the second item of business as stated in the Notice of Meeting and described in proposal 1(b) in the Proxy Statement was to approve a new sub-advisory agreement for Spartan U.S. Equity Index Fund among Bankers Trust Company, FMR, and the Trust, on behalf of the Fund, that would (i) require Bankers Trust to continue to provide investment management services to Spartan U.S. Equity Index Fund but would not cover securities lending services, and (ii) allow FMR, Bankers Trust Company and the Trust, on behalf of the Fund, to modify the proposed agreement subject to the requirements of Section 15 of the 1940 Act.

 Ms. DiDonna reported that the proposal to approve a new sub-advisory agreement with Bankers Trust Company for the Fund, as set forth in proposal 1(b) in the Proxy Statement, received 7,846,090,852.49 affirmative votes of Spartan U.S. Equity Index Fund, or 82.790% of the votes cast at the meeting. Whereupon, it was

VOTED: That a new sub-advisory agreement among Bankers Trust Company, FMR, and the Trust on behalf of Spartan U.S. Equity Index Fund be, and it hereby is, approved, as set forth in proposal 1(b) in the Proxy Statement dated July 19, 1999.

 Mr. Silver stated that the third and final item of business as stated in the Notice of Meeting and described in proposal two in the Proxy Statement was to approve a new "manager-of-managers" arrangement for Spartan U.S. Equity Index Fund that, subject to receipt of exemptive relief, would permit FMR, with the approval of the Board of Trustees, to hire, terminate, or replace sub-advisers (including Bankers Trust Company), and to modify material terms and conditions of a sub-advisory agreement, all without shareholder approval.

 Ms. DiDonna reported that the proposal to approve a new
"manager-of-managers" arrangement for the Fund, as set forth in proposal 2 in the Proxy Statement, received 7,507,345,048.09 affirmative votes of Spartan U.S. Equity Index Fund, or 79.216% of the votes cast at the meeting. Whereupon, it was

VOTED: That a new "manager-of-managers" arrangement for Spartan U.S. Equity Index Fund be, and it hereby is, approved, as set forth in proposal two in the Proxy Statement dated July 19, 1999.

 There being no further business to come before the meeting, upon motion duly made and seconded, it was

VOTED: To Adjourn.

ADJOURNED.

A TRUE RECORD.

 ATTEST:

   Meg DiDonna
   Secretary Pro Tempore